Joint Filer Information

NAME: Edward P. Evans Foundation

ADDRESS: 712 Fifth Avenue, Suite 4900
         New York, New York 10019

DESIGNATED FILER: Edward P. Evans

ISSUER: Thomas Group, Inc.

DATE OF EVENT REQUIRING STATEMENT: February 14, 2005

SIGNATURE:  EDWARD P. EVANS FOUNDATION

            By: /s/ Edward P. Evans
                ---------------------------
                Edward P. Evans, as Trustee